Exhibit 99.1

7961 SHAFFER PARKWAY SUITE 5 LITTLETON, COLORADO 80127 TELEPHONE (720) 981-1185 FAX (720) 981-1186	Trading Symbol: VGZ Toronto and American Stock Exchanges

NEWS

Vista Announces Initial Drill Results for Mt. Todd, Australia, Project and Decision to Develop Advanced Projects

Denver, Colorado, May 30, 2007 – Vista Gold Corp. (TSX & AMEX:  VGZ) (“Vista”) is pleased to announce initial results from a drill program underway at its Mt. Todd project in the Northern Territory, Australia. The Corporation is conducting a diamond core drilling program totalling approximately 10,000 meters in 26 holes.  The objectives of the program are to obtain information that supports the conversion of inferred gold resources to measured and indicated resources, to explore for additional resources on strike and down dip, to aid in the determination of the copper content of the deposit and to obtain samples for metallurgical testing.

The drilling program began February 1, 2007, and is continuing under the overall supervision of Robert Perry, CPG, Vista’s Vice President of Exploration. Mr. Perry is a qualified person for the purposes of Canadian National Instrument 43-101. The core drilling is being completed by Titeline Drilling PL of Australia, and the assaying for gold is being done by Northern Australian Labs in Pine Creek, Northern Territory, Australia, with check assaying by ALS Chemex of Alice Springs, Northern Territory, Australia. Multi-element analyses, including copper, are being done by ALS Chemex of Alice Springs and NT Environmental Laboratories Pty. Ltd. of Darwin, Northern Territory, Australia. All holes were angle holes drilled to intersect mineralization at close to right angles; however, due to physical constraints and the complex nature of the deposit, true thickness of the drilled intervals cannot be assumed from the measured intercepts. Sampling and assaying methods are being conducted in accordance with the CIM Mineral Exploration Best Practices Guidelines. All samples taken were one meter in length.

At present, 24 holes have been completed with gold assays received for six holes drilled within the outline of the known mineralization. The assays include the following highlights:

Drill Hole	Interval (m)	Intercept (m)	Assay (g/t)	Including (m)	Intercept (m)	Assay (g/t)
VB07-001	205-377	172	1.66	251-266	19	2.56
				282-318	36	2.12
				322-343	21	2.74
VB07-002	432-485	53	1.00
VB07-003	Abandoned and re-drilled as VB07-005
VB07-004	121-315	194	1.07	130-136	6	1.81
				191-202.9	11.9	3.76
				246-253	7	3.80
				283-290	7	2.26
VB07-005	22-27	5	2.17
	94-98	4	2.30
	138-143	5	1.77
	150-156	6	1.17
	268-274	6	2.54
	302-327	25	2.72	313-318	5	7.36
	334-363	29	2.01
VB07-006	157-162	5	2.68
	200-211	11	2.21
	246-264	18	2.92
	276-282	6	3.52
	378-420	42	1.45
VB07-011	101-123	22	1.01
	190-197	7	2.85
	232-239	7	1.18

The data, including sampling and assaying, has been verified by Robert Perry, CPG, Vista’s qualified person for purposes of this news release.

A description of the geology, mineralization and other information on the project can be found in the report “Preliminary Economic Assessment Mt. Todd Gold Project, Northern Territory, Australia” dated December 29, 2006, which has been filed on SEDAR by Vista.

Following the successful completion of the recent arrangement which included Vista’s transfer of its Nevada assets into a new Nevada pure gold company, Allied Nevada Gold Corp. (AMEX & TSX- ANV), and the distribution of approximately 66% of the shares of the new company to Vista shareholders, Vista will be focussing its efforts on developing its four most advanced projects. Three of these projects (Paredones Amarillos, Mt. Todd and Yellow Pine) have had preliminary Canadian National Instrument 43-101 studies completed. Information on the results of these studies has been released earlier and indicates the development and operation of these properties could be potentially profitable with current gold prices. Vista’s management believes that developing the Paredones Amarillos, Mt. Todd and Yellow Pine projects to the point where production decisions can be made could result in an increase in the market valuation of the Corporation. These development programs will involve the preparation of bankable feasibility studies, permitting and other steps to eliminate uncertainties about the economic and technical feasibility of the projects. The most advanced project is Paredones Amarillos and Vista plans to advance this project to a production decision by the third quarter of 2008.

Mike Richings, President and CEO, commented, “We are pleased with the drill results at Mt. Todd so far; the early holes are designed to supply the information that will allow the conversion of inferred gold resources into measured and indicated gold resources. These holes will also generate samples that we can assay for copper, which was not determined in previous work on a consistent basis. We believe, based on preliminary test work, copper is pervasive throughout the deposit and Vista’s preliminary evaluation determined that a copper concentrate could be separated through flotation, which would also contain about half of the gold. We recognized from the outset that the Mt. Todd ore because of its hardness and other metallurgical characteristics would be difficult to process and the potential production of a copper concentrate at a relatively coarse grind might offer a lower cost solution. With respect to our decision to proceed to develop our most advanced projects, this is a logical step. Our ability to increase our valuation through acquisition of new projects is limited at current gold prices. If we compare our valuation against similar sized companies with similar projects, we have observed that companies with projects actively under development and closer to a production decision are generally accorded greater values by the market. Thus we believe that by proceeding to develop the most advanced of our projects to production decisions, the result could be a higher valuation for the Corporation. We will continue to examine opportunities to add resources at reasonable prices and to look for other opportunities to extract value from our portfolio for the benefit of our shareholders, but at current gold prices it makes sense for us to add value through developing our best projects.”

Since 2001, Vista has acquired a number of discovered gold projects with the expectation that higher gold prices would significantly increase their value. As gold prices have risen, Vista has completed various preliminary evaluations that have confirmed that some of the projects would be potentially viable operations at today’s gold prices. Currently, Vista is undertaking technical programs to bring the most advanced projects to the point where decisions can be made to put these projects into production, either by Vista, or through sale or joint venture to other mining companies. Vista’s holdings include the Paredones Amarillos and Guadalupe de los Reyes Projects in Mexico, Mt. Todd Project in Australia, Yellow Pine Project in Idaho, Awak Mas Project in Indonesia, Long Valley Project in California, and the Amayapampa Project in Bolivia.

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and U.S. Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Vista expects or anticipates will or may occur in the future, including such things as future business strategy, competitive strengths, goals, operations, plans and other such matters are forward-looking statements.  When used in this press release, the words “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe” and similar expressions are intended to identify forward-looking statements.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vista to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, risks that Vista’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; potential effects on Vista’s operations of environmental regulations in the countries in which it operates; risks due to legal proceedings; risks relating to political and economic instability in certain countries in which it operates; and uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Vista’s latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q and other documents filed with the U.S. Securities and Exchange Commission.  Although Vista has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended.  There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements.  Vista assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Greg Marlier at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com